Southern Community Financial Corporation
Announces Results for the Fourth Quarter and Full Year 2009

Winston-Salem, NC – (MARKET WIRE) 01/28/2010 – Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO), the holding company for Southern Community Bank and Trust, today reported fourth quarter and full year 2009 results.

Fourth Quarter Financial Highlights:
•	Net interest margin grew to 3.28% for the fourth quarter 2009, an 18 basis point increase over fourth quarter 2008 and a two basis point decrease compared to the third quarter 2009
•	Nonperforming loans were 3.07% of total loans at December 31, 2009 compared with 1.82% of total loans at September 30, 2009
•	Nonperforming assets were 3.32% of total assets at December 31, 2009 compared with 2.36% at September 30, 2009
•	Annualized fourth quarter 2009 net charge-offs increased to 2.92 % of average loans compared with 1.45% for the third quarter 2009
•	Fourth quarter provision for loan losses of $18.0 million, an increase of $12.0 million compared to $6.0 million in the third quarter 2009
•	Allowance for loan losses was 2.41% of total loans at December 31, 2009 compared to 1.67% at September 30, 2009 and 1.43% at year-end 2008
•
Fourth quarter 2009 net loss available to common shareholders  of $11.34 million, or $0.68 per diluted  share, compared with third quarter net loss available to common shareholders of $1.05 million or $0.06 per diluted common share

Full Year 2009 Financial Highlights:
•	Deposit growth of 10% year-over-year due to an increase of 28% in money market and other transaction accounts and a 6% decrease in time deposits
•
Net loss available to common shareholders  of $65.67 million for the full year 2009, or $3.91 per diluted share, compared with net income available to common shareholders of $5.67 million, or $0.33 per diluted share for the full year 2008

•
Excluding the $49.50 million goodwill impairment charge recorded in the first quarter of 2009, the net loss available to common shareholders was $16.2 million or $0.96 per diluted share for the full year 2009

•	Provision for loan losses increased $25.84 million for the year ended December 31, 2009, compared to the provision of $8.16 million for year ended December 31, 2008

Southern Community Financial Corporation reported a net loss available to common shareholders of $11.34 million for the fourth quarter of 2009, compared with a net loss of $1.05 million for the third quarter of 2009 and net income  of $1.37 million for the fourth quarter of 2008.  The net loss per diluted common share in the fourth quarter 2009 and in the third quarter 2009 were $0.68 and $0.06, respectively, compared with earnings per diluted common share of $0.08 in the fourth quarter 2008.

For the year ended December 31, 2009, the net loss available to common shareholders was $65.67 million, or $3.91 per diluted share, compared to net income available to common shareholders of $5.67 million, or $0.33 per diluted share, for the prior year. Excluding the $49.5 million goodwill impairment charge recorded in the first quarter of 2009, the net loss available to common shareholders for the year ended December 31, 2009 was $16.2 million, or $0.96 per diluted share.  The respective increases in the provision for loan losses of $12.0 million for the fourth quarter 2009 on a linked quarter basis and $25.84 million for the year ended December 31, 2009 contributed to the decrease in earnings for both periods.

“Our focus in 2009 was to proactively address problem assets in our loan portfolio with the objective of recognizing identified losses.  While we remained diligent in monitoring our loan portfolio throughout the year, we conducted a more comprehensive review of our credit quality and risk grading process in the fourth quarter of 2009 as certain economic and portfolio conditions weakened, such as higher unemployment levels and continued declines in real estate values. In addition to the $12.0 million linked quarter increase in our provision for loan losses, this review also resulted in a $1.3 million write down on the carrying values on our foreclosed real estate, as announced in mid January. While the majority of the issues we faced in our loan portfolio for most of 2009 resulted from our residential construction portfolio, we are now seeing some stress in our commercial real estate portfolio as the difficult economic environment has persisted. Accordingly, the increase in reserves, charge offs and write downs on foreclosed real estate during the fourth quarter of 2009 better positions Southern Community for a return to profitability,” said F. Scott Bauer, Chairman and Chief Executive Officer.

“Our core bank operations continued to improve, despite the challenges of the current economic environment. We substantially decreased our reliance on borrowings and outside funding through building local core deposits.  At year-end 2009, our demand, NOW, savings and money market deposits comprised 54% of our total deposits, compared to 47% at year-end 2008. This growth in lower cost deposits contributed to improvement in our net interest margin by 18 basis points compared to 2008. In addition, our non-interest income for year-end 2009 increased by 14% compared to year-end 2008 primarily due to increased service charges resulting from our deposit growth as well as an increase in mortgage refinance activity.  Our deposit growth and increased fee income improved core earnings during 2009, which have been obscured by the necessary increase in our loan loss provision.  This bodes well for our future earnings as the economy improves and pressures on our asset quality subside.”

“We remain well capitalized with ratios in excess of regulatory requirements.  We are thankful for the hard work of our employees during these difficult times and for the continued support of our customers and shareholders.”

Asset Quality

Nonperforming loans in the fourth quarter 2009 increased to $37.7 million, or 3.07% of total loans, from $22.7 million, or 1.82% of total loans, at September 30, 2009.  Nonperforming assets increased to $57.4 million, or 3.32% of total assets, at December 31, 2009 from $40.8 million, or 2.36% of total assets, at September 30, 2009.  Net charge-offs totaled $9.2 million during the fourth quarter 2009, or 2.92% of average loans on an annualized basis, compared to $4.6 million, or 1.45% of average loans on an annualized basis, in the third quarter 2009.

The provision for loan losses of $18.0 million for the fourth quarter increased $12.0 million compared to the third quarter provision and increased $15.6 million compared to the fourth quarter of 2008.  The increase in the provision for loan losses is primarily in response to a higher level of nonperforming assets resulting from the persistently weak economic environment.  The allowance for loan losses at December 31, 2009 of $29.6 million represented 2.41% of total loans and 79% of nonperforming loans, compared to $20.8 million or 1.67% of total loans and 92% of nonperforming loans at September 30, 2009.

Given the relative magnitudes of the provision for loan losses and the net charge-offs for the fourth quarter 2009 and the full year 2009 and their impact on deferred tax assets, the income tax benefit on operating losses during the fourth quarter 2009 was decreased by a $2.0 million valuation allowance on deferred tax assets due to realization considerations.

Net Interest Income

Net interest income of $13.39 million for the fourth quarter 2009 increased less than 1% compared with $13.32 million in the third quarter 2009 and increased 4% over the $12.82 million in the fourth quarter 2008.  The net interest margin of 3.28% for the fourth quarter 2009 decreased two basis points compared with the third quarter of 2009, primarily due to the reversal of interest accruals related to the increase in nonperforming loans during the quarter.  Compared to the fourth quarter of 2008, the net interest margin increased 18 basis points.   The growth in net interest income in fourth quarter 2009 compared with fourth quarter 2008 resulted primarily from the impact of the Company’s deposit and borrowing costs repricing lower to a greater extent than its asset yields due to the increased utilization of interest rate floors on a majority of its variable rate loans.  Offsetting a portion of this favorable rate variance in comparing fourth quarter 2009 versus same quarter 2008, average loan balances decreased $75.4 million or 6% from fourth quarter 2008 to fourth quarter 2009 due to a slowdown in loan demand as some of our primary customers deleveraged and took a more conservative stance toward borrowing during these difficult economic times.

Non-interest Income

Non-interest income of $3.5 million during the fourth quarter 2009 decreased by $663 thousand or 16% compared with the third quarter 2009, primarily resulting from a $735 thousand reduction in gains on sales of investment securities and $389 thousand decrease in Small Business Investment Company (SBIC) income.  This impact was partially offset by a $536 thousand net increase in gains in derivatives due primarily to market rate movement and its impact on fair value hedges.  Non-interest income for the twelve months ended December 31, 2009 increased 14% over the same period in 2008 due to an $810 thousand increase in mortgage banking income, a $1.1 million increase in gains on sales of investment securities and a $387 thousand increase in deposit service charges.  These increases were partially offset by a $700 thousand decrease in gains on derivative activity due to a net loss recognized in 2009 on the value of collateral held by Lehman as the counterparty for certain derivative contracts terminated in the third quarter 2008.

Non-interest Expenses

Non-interest expenses of $13.6 million during the fourth quarter 2009 increased $957 thousand, or 8%, on a linked quarter basis, and increased $2.9 million, or 27%, year-over-year.  The sequential increase in non-interest expenses was primarily due to the $1.3 million in write downs to reduce carrying values on foreclosed real estate.  On a linked quarter basis, the Company had a $305 thousand reduction in personnel expenses, including a reduction in the employer 401(k) match initiated during the third quarter, a company-wide salary freeze, and lower mortgage commissions due to lower mortgage origination volumes. These items partially reduced the impact of the foreclosed asset writedowns.  Non-interest expenses for the twelve months ended December 31, 2009 increased $8.9 million, excluding the $49.5 million goodwill impairment charge, or 21%, primarily due to increases of $2.3 million in FDIC deposit insurance premiums, $3.1 million increase in OREO expenses (including foreclosed asset writedowns), $1.3 million in buyer incentives to purchasers of bank financed builder housing inventory, and $438 thousand increase in legal expenses, mostly related to problem loan resolutions.

Balance Sheet

As of December 31, 2009, total assets amounted to $1.73 billion, representing a decrease of $75.2 million or 4% year-over-year; however, excluding the $49.5 million goodwill impairment charge taken in the first quarter 2009, total assets decreased $25.7 million or 1% year-over-year.  On a linked quarter basis, total assets decreased $3.3 million, or less than 1%.  The loan portfolio decreased by $18.0 million, or 1%, sequentially during the fourth quarter 2009 and decreased by $84.5 million, or 6%, since December 31, 2008 due to a slowdown in loan demand.  Total deposits of $1.35 billion at December 31, 2009 increased $120.3 million, or 10%, year-over-year.  During the fourth quarter 2009, deposits increased $59.0 million, or 5%, compared with September 30, 2009.  Time deposits decreased $29.4 million in the fourth quarter, while money market, savings and NOW deposits increased $88.3 million as a result of active liability management with an emphasis on improving the funding mix and lowering funding costs.

At December 31, 2009, stockholders’ equity of $122.0 million represented 7.06% of total assets.  Stockholders’ equity decreased $12.1 million, or 9%, from $134.1 million at September 30, 2009 primarily due to the fourth quarter loss discussed above.  Regulatory capital ratios remain in excess of the “well capitalized” threshold.

Conference Call

Southern Community’s executive management team will host a conference call on January 29, 2010, at 9:30 AM Eastern Time to discuss the quarter-end results.  The call can be accessed by dialing 1-877-741-4248 or 1-719-325-4916 and entering pass code 9595684.  A replay of the conference call can be accessed until 11:59 pm on February 12, 2010, by calling 1-888-203-1112 or 1-719-457-0820 and entering pass code 9595684.  You may access additional presentation materials for this conference call in the Investor Relations section of Southern Community’s web site at www.smallenoughtocare.com.

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively.  Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

This news release contains forward-looking statements.  Such statements are subject to certain factors that may cause the Company’s results to vary from those expected.  These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For additional information:
F. Scott Bauer - Chairman/CEO
James Hastings, Executive Vice President/CFO
(336) 768-8500

Southern Community Financial Corporation
(Dollars in thousands except per share data)
(Unaudited)

	For the three months ended					Year Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,	Dec 31,
Income Statement	2009	2009	2009	2009	2008	2009	2008

Total Interest Income	$22,092	$22,186	$22,451	$22,744	$24,278	$89,473	$96,742
Total Interest Expense	8,701	8,868	9,872	10,285	11,459	37,726	49,282
Net Interest Income	13,391	13,318	12,579	12,459	12,819	51,747	47,460

Provision for Loan Losses	18,000	6,000	6,000	4,000	2,360	34,000	8,165

Net Interest Income after Provision for Loan Losses	(4,609)	7,318	6,579	8,459	10,459	17,747	39,295

Non-Interest Income
Service Charges on Deposit Accounts	1,671	1,588	1,543	1,444	1,487	6,246	5,859
Income from mortgage banking activities	416	512	760	416	233	2,104	1,294
Investment brokerage and trust fees	292	359	212	296	147	1,159	1,138
SBIC income (loss) and management fees	(218)	171	(43)	238	89	148	60
Gain (Loss) on Sale of Investment Securities	-	735	500	1	98	1,236	98
Gain (Loss) and Net Cash Settlement on Economic Hedges	852	316	(912)	(22)	-	234	934
Other Income	513	508	550	208	464	1,779	1,899
Total Non-Interest Income	3,526	4,189	2,610	2,581	2,518	12,906	11,282

Non-Interest Expense
Salaries and Employee Benefits	5,385	5,690	5,897	5,530	5,088	22,502	22,038
Occupancy and Equipment	1,882	1,997	1,990	2,034	1,930	7,903	7,679
Goodwill Impairment	-	-	-	49,501	-	49,501	-
Other	6,311	4,934	5,834	3,513	964	20,592	6,627
Total Non-Interest Expense	13,578	12,621	13,721	60,578	7,982	100,498	36,344

Income (Loss) Before Taxes	(14,661)	(1,114)	(4,532)	(49,538)	2,324	(69,845)	14,233
Provision for Income Taxes	(3,944)	(683)	(1,845)	(214)	766	(6,686)	2,634

Net Income (Loss)	$(10,717)	$(431)	$(2,687)	$(49,324)	$1,558	$(63,159)	$11,599

Effective dividend on preferred stock	627	621	633	627	185	2,508	185

Net income (loss) available to common shareholders	$(11,344)	$(1,052)	$(3,320)	$(49,951)	$1,373	$(65,667)	$11,414

Net Income (Loss) per Common Share
Basic	$(0.68)	$(0.06)	$(0.20)	$(2.98)	$0.08	$(3.91)	$0.33
Diluted	$(0.68)	$(0.06)	$(0.20)	$(2.98)	$0.08	$(3.91)	$0.33

Balance Sheet	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2009	2009	2009	2009	2008

Assets
Cash and due from Banks	$30,184	$22,953	$27,265	$28,268	$25,215
Federal Funds Sold & Int Bearing Balances	31,269	21,792	1,496	17,891	2,180
Investment Securities	323,700	323,800	333,722	345,861	324,698
Federal Home Loan Bank Stock	9,794	9,794	9,794	10,178	9,757

Loans held for sale	3,025	2,559	8,068	6,044	316

Loans	1,230,275	1,248,249	1,251,200	1,297,489	1,314,811
Allowance for Loan Losses	(29,638)	(20,807)	(19,390)	(19,314)	(18,851)
Net Loans	1,200,637	1,227,442	1,231,810	1,278,175	1,295,960

Bank Premises and Equipment	42,630	42,590	42,006	40,622	40,030
Goodwill	-	-	-	-	49,501
Foreclosed Assets	19,634	18,118	17,881	10,798	5,745
Other Assets	67,735	56,293	54,667	51,897	50,376

Total Assets	$1,728,608	$1,725,341	$1,726,709	$1,789,734	$1,803,778

Liabilities and Stockholders' Equity
Deposits
Non-Interest Bearing	$118,372	$106,156	$103,205	$98,618	$102,048
Money market, savings and NOW	618,393	542,277	469,799	479,797	475,772
Time	616,671	646,039	680,875	749,728	655,292
Total Deposits	1,353,436	1,294,472	1,253,879	1,328,143	1,233,112

Borrowings	245,214	288,585	330,218	314,400	373,213
Accrued Expenses and Other Liabilities	7,961	8,222	8,913	8,982	9,743
Total Liabilities	1,606,611	1,591,279	1,593,010	1,651,525	1,616,068

Total Stockholders' Equity	121,997	134,062	133,699	138,209	187,710

Total Liabilities and Stockholders' Equity	$1,728,608	$1,725,341	$1,726,709	$1,789,734	$1,803,778

Tangible Book Value per Common Share	$4.77	$5.49	$5.47	$5.74	$5.76

	For the three months ended										Year Ended
	Dec 31,		Sep 30,		Jun 30,		Mar 31,		Dec 31,		Dec 31,		Dec 31,
	2009		2009		2009		2009		2008		2009		2008

Per Common Share Data:
Basic Earnings per Share	$(0.68)		$(0.06)		$(0.20)		$(2.98)		$0.08		$(3.91)		$0.33
Diluted Earnings per Share	$(0.68)		$(0.06)		$(0.20)		$(2.98)		$0.08		$(3.91)		$0.33
Tangible Book Value per Share	$4.77		$5.49		$5.47		$5.74		$5.76		$4.77		$5.76
Cash dividends paid	$-		$-		$-		$-		$0.040		$0.040		$0.160

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	-2.44%		-0.10%		-0.61%		-10.90%		0.34%		-3.57%		0.34%
Return on Average Equity (annualized) ROE	-31.92%		-1.28%		-7.87%		-106.68%		4.01%		-42.78%		4.02%
Return on Tangible Equity (annualized)	-32.14%		-1.29%		-7.93%		-145.53%		5.98%		-46.93%		6.18%
Net Interest Margin	3.28%		3.30%		3.05%		3.01%		3.10%		3.16%		2.99%
Net Interest Spread	3.08%		3.10%		2.84%		2.78%		2.88%		2.95%		2.75%
Non-interest Income as a % of Revenue	20.84%		23.93%		17.18%		17.16%		16.42%		19.96%		19.21%
Non-interest Income as a % of Average Assets	0.80%		0.96%		0.59%		0.57%		0.55%		0.73%		0.65%
Non-interest Expense to Average Assets	3.09%		2.91%		3.12%		13.39%		2.35%		5.69%		2.42%
Efficiency Ratio	80.26%		72.09%		90.34%		402.78%		69.46%		155.44%		61.87%

Asset Quality:
Nonperforming Loans	$37,732		$22,697		$17,851		$20,251		$14,433		$37,732		$14,433
Nonperforming Assets	$57,366		$40,766		$35,732		$31,049		$20,178		$57,366		$20,178
Nonperforming Loans to Total Loans	3.07%		1.82%		1.43%		1.56%		1.10%		3.07%		1.10%
Nonperforming Assets to Total Assets	3.32%		2.36%		2.07%		1.73%		1.12%		3.32%		1.12%
Allowance for Loan Losses to Period-end Loans	2.41%		1.67%		1.55%		1.49%		1.43%		2.41%		1.43%
Allowance for Loan Losses to Nonperforming Loans (X)	0.79	X	0.92	X	1.09	X	0.95	X	1.31	X	0.79	X	1.31	X
Net Charge-offs to Average Loans (annualized)	2.92%		1.45%		1.85%		1.09%		0.43%		1.82%		0.28%

Capital Ratios:
Equity to Total Assets	7.06%		7.77%		7.74%		7.72%		10.41%		7.06%		10.41%
Tangible Equity to Total Tangible Assets (1)	4.63%		5.34%		5.32%		5.39%		5.51%		4.63%		5.51%

Average Balances:
Year to Date
Interest Earning Assets	$1,638,171		$1,643,945		$1,665,784		$1,679,293		$1,588,542
Total Assets	1,767,047		1,774,376		1,800,376		1,834,575		1,738,868
Total Loans	1,272,087		1,280,803		1,295,913		1,310,679		1,279,041
Equity	147,652		155,522		162,126		187,512		145,754
Interest Bearing Liabilities	1,501,705		1,506,867		1,525,524		1,535,956		1,474,539

Quarterly
Interest Earning Assets	$1,621,037		$1,600,979		$1,652,424		$1,679,293		$1,645,832
Total Assets	1,745,299		1,723,224		1,766,553		1,834,575		1,802,934
Gross Loans	1,246,223		1,251,076		1,281,309		1,310,679		1,321,621
Equity	133,201		133,627		137,019		187,512		154,552
Interest Bearing Liabilities	1,486,386		1,470,162		1,515,206		1,535,956		1,527,227

Weighted Average Number of Shares Outstanding
Basic	16,789,045		16,791,175		16,791,340		16,780,058		17,369,765		16,787,938		17,363,395
Diluted	16,789,045		16,791,175		16,791,340		16,780,058		17,398,432		16,787,938		17,398,318
Period end outstanding shares	16,787,675		16,791,175		16,793,175		16,793,175		16,769,675		16,787,675		16,769,675

(1) - Tangible Equity to Total Tangible Assets is period-ending equity less intangibles, divided by period-ending assets less intangibles.

Management provides the above non-GAAP measure, footnote (1) to provide readers with the impact of purchase accounting on this key financial ratio.